Exhibit 4.21

FEDERAL SURVEILLANCE SERVICE FOR COMMUNICATIONS

LICENSE

No. 35653

Details of the Licensee:

Closed Joint Stock Company

“Vostok-Zapad Telecom”

Location:

127083, Moscow, Ul. 8-Marta, 10, bldg. 2

Type of Services:

Telematic telecommunications services

This License includes license terms on 2 pages

Term of validity of the License:	from September 5, 2003 to September 5, 2008

Services to be rendered as of
(no later than):	September 5, 2004

Deputy Head	/s/ S.A. Malyanov
of the Federal Surveillance Service	[Signature]	S.A. Malyanov
for Communications	[Seal]

Federal Surveillance Service for Communications

Terms of Activities under License # 35653**

1. CJSC Vostok-Zapad Telecom (the Licensee) shall comply with the term of this License.

2. The Licensee shall commence the provision of telecommunications services under this License not later than September 5, 2004.

3. The Licensee shall render telecommunications services in accordance with this License in the territory of:

Komi Republic, Udmurt Republic;

Komi-Perm Autonomous Okrug, Khanty-Mansi Autonomous Okrug – Yugra, Yamal-Nenets Autonomous Okrug;

Kirov Oblast, Kurgan Oblast, Orenburg Oblast, Perm Oblast, Sverdlovsk Oblast, Tyumen Oblast, Chelyabinsk Oblast.

4. Under this License the Licensee shall provide the subscriber and/or the user* with:

a) facsimile transmission;

b) e-mail messaging;

c) access to information using information communications technologies.

5. The Licensee shall provide telecommunications services in compliance with the rules on provision of telecommunications services approved by the Government of the Russian Federation.

6. In the course of rendering the telecommunications services the Licensee shall observe the rules for interconnection of the telecommunications lines and interaction thereof approved by the Government of the Russian Federation, as they apply to the interconnection of the data transmission network of the Licensee to the public telecommunications network, interconnection of other telecommunications networks to the data transmission network of the Licensee, recording and throughput of traffic in the data transmission network of the Licensee, and recording and throughput of traffic from and to the telecommunications networks of other operators.

7. This License is issued upon the review of the application for reissuance of License # 27744 dated September 5, 2003, without tender (auction, bidding). No license requirements relating to performance by the Licensee of obligations assumed by it in the course of tender (auction, bidding) towards receipt of the License, are established.

8. In the course of provision of service under this License no radio frequency spectrum is used.

9. The Licensee shall ensure that the networks and communication devices meet the technical requirements set forth by the Federal Executive Authority for

Telecommunications as agreed upon with the authorized state bodies carrying out investigations, with the view to assist in conducting of such investigations, as well as take steps to prevent disclosure of the organizational and tactical methods of such investigations.

10. The Licensee is not a general service operator. No license requirements relating to general telecommunications services under general telecommunications services agreements are established.

*	Provision of services contemplated in this License can be supplemented by the provision of other services that are technologically interconnected telematic telecommunications services, and aimed at the increase of their customer value, if a separate license is not required therefor.
**	This License is issued to replace License No. 27744 dated September 5, 2003.

Deputy Head
of the Federal Surveillance Service	/s/ S.A. Malyanov
for Communications	[signature]	S.A. Malyanov

[stamp]